Exhibit 99.1

Transmeridian Exploration Reports Year End 2006

Results and Proved Reserves

Houston, Texas (PRIME NEWSWIRE) March 14, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) reported a net loss of $54.3 million, or $0.58 per share, on revenues of $24.7 million for the year ended December 31, 2006, as compared to a net loss of $21.6 million, or $0.26 per share, on $8.4 million revenues for the year ended December 31, 2005.

For the year ended December 31, 2006, the Company produced 744,042 barrels (“Bbls”) of crude oil, or an average of 2,038 Bbls per day (Bopd), as compared to 400,425 Bbls, or an average of 1,097 Bopd, for the year ended December 31, 2005. For the year ended December 31, 2006, the Company sold 752,342 Bbls of crude oil at an average price of $34.54 per Bbl, as compared to 324,355 Bbls of crude oil at an average price of $27.62 per Bbl, for the year ended December 31, 2005.

Transmeridian Exploration also reported estimated proved reserves for its South Alibek Field in Kazakhstan. The Company’s net share of estimated proved reserves at December 31, 2006 was 67.2 million barrels, as compared to 72.9 million barrels at December 31, 2005. The estimates of our proved reserves have been prepared by Ryder Scott Company, independent petroleum engineers, in accordance with U.S. Securities and Exchange Commission guidelines. The field is in the early stages of development, with significant future drilling planned.

The Company will host a conference call at 10:00 a.m. Central Daylight Time on Thursday, March 15, 2007 to discuss 2006 results, current operations and management’s outlook. Individuals who wish to participate in the conference call may do so by dialing 1-800-625-6164 in the United States or +1-706-645-0400 outside of the United States. The conference leader will be Lorrie T. Olivier, President and Chief Executive Officer of the Company, and the conference identification number is 2495557. A replay of the conference call will be available until Wednesday, March 21, 2007 by dialing 1-800-642-1687 in the United States or +1-706-645-9291 outside of the United States.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Transmeridian Exploration, Inc.

Selected Financial and Operating Data

	Year ended December 31,
	2006	2005	2004	2003	2002
	(Amounts in thousands, except per share and per barrel amounts)
OPERATING RESULTS:
Oil revenues, net	$24,672	$8,443	$3,923	$797	$—
Loss from operations	(17,725)	(9,823)	(3,305)	(4,915)	(2,936)
Net loss	(53,247)	(20,541)	(3,848)	(5,686)	(3,270)
Net loss attributable to common stockholders	(54,313)	(21,622)	(4,002)	(5,706)	(3,308)
Basic and diluted net loss per share	(0.58)	(0.26)	(0.05)	(0.09)	(0.06)
Oil sales price per barrel	34.54	27.62	11.87	10.52	0.00
Operating cost per barrel produced	10.02	3.98	1.55	3.41	0.00
Oil production (barrels)	744,042	400,425	313,305	117,376	—

BALANCE SHEET DATA:
Total current assets	$23,866	$74,705	$29,205	$2,067	$813
Total property and equipment, net of accumulated depreciation	320,806	226,815	70,389	54,560	24,396
Total assets	356,636	313,993	99,810	57,099	26,271
Total current liabilities	18,064	33,697	25,671	31,918	6,637
Long term debt, net of current maturities	267,724	223,407	23,683	24,674	13,752
Stockholders’ equity	25,997	56,703	42,345	506	3,881

CASH FLOW DATA:
Net cash used in operating activities	$(36,000)	$(11,352)	$(10,105)	$(3,654)	$(2,056)
Net cash used in investing activities	(107,235)	(144,703)	(17,647)	(23,640)	(10,299)
Net cash provided by financing activities	$120,984	$173,752	$43,177	$27,991	$12,873